Exhibit 99.(a).6

JOHN HANCOCK INVESTMENT TRUST II

Establishment and Designation of

Class NAV Shares

of Beneficial Interest of

John Hancock Financial Industries Fund,

a Series of John Hancock Investment Trust II

It is hereby stated that:

1.	This document relates to a business trust created by a Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on March 30, 1984 under the name Freedom Investment Trust.

2.	The present name of the business trust is John Hancock Investment Trust II (the “Trust”), operating pursuant to an Amended and Restated Declaration of Trust dated March 8, 2005, as amended or restated from time to time (the “Declaration of Trust”).

3.	The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust established and designated Class NAV shares of John Hancock Financial Industries Fund, a series of the Trust (the “Fund”).

4.	The following is a true copy of the resolutions unanimously adopted by the Board of Trustees of the Trust at a meeting on March 17-20, 2013 to establish and designate Class NAV shares of the Fund, and that such resolutions (which also apply to another John Hancock business trust, certain of its series, and related Declaration of Trust) have not been revoked, revised or amended and are in full force and effect:

RESOLVED, that, in accordance with Article V, Section 5.11 of the Agreements and Declarations of Trust of the Trusts, as may be amended or restated (the “Declarations of Trusts”), the Trustees hereby establish and designate Class NAV shares of each Fund, as described at the meeting, the rights and preferences of such Class NAV shares to be as described in the Class NAV prospectus and statement of additional information to be included in the Trusts’ registration statements on Form N-1A; and

FURTHER RESOLVED, that the officers of the Trusts be, and each of them acting singly hereby is, authorized and directed, for and on behalf of the Trusts, to take all action and execute all documents which any one or more of them may deem to be necessary or appropriate to effectuate the foregoing resolution and to carry out the purposes thereof.

IN WITNESS WHEREOF, I have affixed my signature this 31st day of May, 2013.

JOHN HANCOCK INVESTMENT TRUST II

By:	/s/ Nicholas J. Kolokithas
Name: Title:	Nicholas J. Kolokithas Assistant Secretary